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                                                                    EXHIBIT 3(b)

                              BY-LAWS - AT&T CORP.
                      AS AMENDED BY THE BOARD OF DIRECTORS

     ON DECEMBER 6, 2000, JANUARY 25, 2001, NOVEMBER 14, 2002 AND MARCH 20,
                                      2003

                                   ARTICLE I.

                             MEETING OF SHAREHOLDERS

         Section 1. The annual meeting of the shareholders of the company shall be held on such date, at such time and at such place as may be fixed by resolution of the Board of Directors.

         A notice of the annual meeting as approved by the Board of Directors shall be mailed not less than ten nor more than sixty days before the meeting, directed to each shareholder entitled to vote at said meeting at his address as it appears on the record of shareholders unless he shall have filed with the Secretary a written request that notices intended for him be mailed to some other address, in which case it shall be directed to him at such other address.

         Section 2. The Board of Directors may fix, in advance, a date not more than sixty nor less than ten days before the date of any meeting of the shareholders as the record date for determination of shareholders entitled to notice of or to vote at such meeting, and only shareholders of record on such date shall be entitled to notice of or to vote at such meeting.

         Section 3. Subject to the rights of the holders of any series of stock having a preference over the common stock and except as may otherwise be required by law, special meetings of the shareholders may be called at any time only by the Chairman of the Board or the Board of Directors. The meeting shall be held at such place within or without the State of New York as may be designated in the notice of the meeting.

         A notice of not less than ten nor more than sixty days shall be given by mail for each special meeting, in the manner provided for notice of the annual meeting. Such notice shall state the purpose or purposes for which the meeting is called and the time when and the place where it is to be held and shall indicate that the notice is being issued by or at the direction of the person or persons calling the meeting.

         Section 4. Failure to receive notice of any meeting shall not invalidate the meeting.

         Section 5. (A) Nominations of persons for election to the Board of Directors of the company and notice of shareholders business at meetings of shareholders shall be governed by the provisions of this By-Law.

                           (1) Nominations of persons for election to the Board
                  of Directors of the company, and the proposal of business to be considered by the shareholders, may be made at an annual meeting of shareholders only (a) pursuant to the company's notice of meeting pursuant to Article I of these By-Laws, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the company who was a shareholder of record at the time of giving notice provided for in this By-Law,

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                  who is entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law.

                           (2) For nominations or other business to be properly
                  brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the company and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the company not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting but not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by the company. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any description of any other business desired to be brought before the meeting, the reasons for conducting such other business at the meeting and any material interest in such other business of such shareholder and beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the company's books, and of such beneficial owner and (ii) the class and number of shares of the company which are owned beneficially and of record by such shareholder and such beneficial owner.

                           (3) Notwithstanding anything in the second sentence
                  of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the company is increased and there is no public announcement by the company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the company not later than

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                  the close of business on the 10th day following the day on which such public announcement is first made by the company.

                  (B) Special Meetings of Stockholders. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the company's notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the company calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the company's notice of meeting, if the shareholder's notice required by paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the company not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder's notice as described above.

                  (C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal or nomination shall be disregarded.

         (2) For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

         (3) Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the company's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

         Section 6. The Chairman of the Board of Directors may postpone or adjourn any meeting of the shareholders from time to time, whether or not a quorum is present. The chair of the meet-

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ing shall determine all matters relating to the efficient conduct of the meeting, including but not limited to the maintenance of order and decorum.

                                  ARTICLE II.

                      THE CONDUCT OF SHAREHOLDERS' MEETINGS

         At all meetings of the shareholders, the holders of forty per centum of the shares entitled to vote thereat shall constitute a quorum, except as otherwise required by law; but the shareholders present may adjourn the meeting to another time or place despite the absence of a quorum. Every shareholder entitled to vote shall be entitled to one vote for each share standing in his name on the record of shareholders; and every shareholder entitled to vote may vote in person or by proxy.

         At all meetings of shareholders, a shareholder, or such person's duly authorized attorney in fact, may vote by proxy, executed in writing or granted or authorized in such other manner as is prescribed by the Business Corporation Law of the State of New York.

         Except as otherwise required by law or as specified in the company's certificate of incorporation, every shareholder entitled to vote shall be entitled to one vote for each share standing in his name on the record of shareholders; and every shareholder entitled to vote may vote in person or by proxy.

                                  ARTICLE III.

                                   INSPECTORS

         The Board of Directors, in advance of any shareholders' meeting, shall appoint one inspector to act at the meeting or any adjournment thereof. In case any person appointed fails to appear or act, the vacancy may be filled by appointment made by the Board in advance of the meeting or at the meeting by the person presiding thereat.

                                  ARTICLE IV.

                             THE BOARD OF DIRECTORS

         Section 1. The business of the company shall be managed under the direction of its Board of Directors, who shall be elected by the shareholders at the annual meeting.

         Section 2. The number of Directors shall be not less than nine nor more than twenty-five, the exact number of Directors within such minimum and maximum limits to be fixed and determined by the vote of a majority of the entire Board.

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                                   ARTICLE V.

                              MEETINGS OF DIRECTORS

         Section 1. Regular meetings shall be held at such times and places as the Board may determine.

         Section 2. Special meetings of the Directors may be called at any time by the Chairman of the Board, or by two members of the Executive Committee, and shall be called by the Chairman of the Board, or by the Secretary, forthwith upon request in writing signed by two Directors and specifying the object of the meeting. At least three days' notice of a special meeting shall be given in the manner provided for herein.

         Section 3. Any notice of a meeting of Directors required to be given may be given to each Director by mail or telegraph, addressed to him at his residence or usual place of business, or in person or by telephone, stating the time and place of the proposed meeting.

         Section 4. One-third of the entire Board shall constitute a quorum.

         Section 5. Meetings of the Directors may be held within or without the State of New York.

         Section 6. Any one or more members of the Board may participate in a meeting of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

         Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the Board shall be filed with the minutes of the proceedings of the Board.

                                   ARTICLE VI.

                    EXECUTIVE COMMITTEE AND OTHER COMMITTEES

         The Board of Directors, by resolution adopted by a majority of the entire Board, may designate from their number an Executive Committee and other committees, and may determine the quorum thereof. Any such committee shall consist of three or more members and shall serve at the pleasure of the Board.

         The Chairman of the Board, one or more Vice Chairmen of the Board and the President, if any, shall be members of the Executive Committee. The Executive Committee shall, except as otherwise provided by law or by resolution of the Board, have all the authority of the Board of Directors during the intervals between the meetings of the Board. The Executive Committee shall keep a record of its proceedings, which shall from time to time be reported to the Board of Directors. The Chairman of the Board shall preside at the meetings of the Executive Committee.

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         Committees other than the Executive Committee shall, except as otherwise provided by law, have such authority as shall be provided by resolution of the Board.

         The Board may designate from time to time one or more Directors as alternate members of the Executive Committee or of any other committee, who may replace any absent member or members at any meeting of the committee.

         Any one or more members of the Executive Committee or any other committee established by the Board pursuant to this Article VI may participate in a meeting of such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

         Any action required or permitted to be taken by the Executive Committee or any other committee established by the Board pursuant to this Article VI may be taken without a meeting if all members of the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and written consents thereto shall be filed with the minutes of the proceedings of the committee.

         The Board of Directors shall form a Capital Stock Committee, which committee shall consist of one director elected pursuant to Section 7.15 of the Agreement and Plan of Restructuring and Merger, dated June 23, 1998, among the Corporation, Italy Merger Corp. and Tele-Communications, Inc. and three directors who are not current or former officers, directors or employees of the Corporation or any of its affiliates, or otherwise affiliated with the Corporation (other than as members of the Board of Directors or any committee thereof). The Liberty Media Group Capital Stock Committee shall have the authority of the Board of Directors to (i) interpret, make determinations under, and oversee the implementation of the policies set forth in the policy statement regarding Liberty Media Group tracking stock matters adopted by resolution of a majority of the entire Board, and (ii) to the extent permitted by law, to take all actions required to be taken by the Board of Directors of the company in connection with authorization of the issuance of shares of Liberty Media Group tracking stock.

         The Board of Directors may form an AT&T Wireless Group Capital Stock Committee, the members of which shall be selected by the board of directors. The Board may delegate to the AT&T Wireless Group Capital Stock Committee the authority to, and the AT&T Wireless Group Capital Stock Committee will thereby have the authority to, (i) interpret, make determinations under, and oversee the implementation of the policies set forth in the Policy Statement Regarding AT&T Wireless Group Tracking Stock Matters; (ii) review the policies, programs and practices of the company relating to (a) the business and financial relationships between the company or any of its units (other than the Liberty Media Group) and the AT&T Wireless Group, (b) dividends in respect of, disclosures to shareholders and the public concerning, and transactions by the company or any of its subsidiaries (other than subsidiaries included in the Liberty Media Group) in, shares of AT&T Wireless Group Tracking Stock, and (c) any matters arising in connection therewith, all to the extent the AT&T Wireless Group Capital Stock Committee may deem appropriate; and (iii) recommend such changes in such policies, programs and practices as the AT&T Wireless Group Capital Stock Committee may deem appropriate. In performing this function, the AT&T Wireless Group Capital Stock Committee's role shall not be to make
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sions concerning matters referred to its attention, but, rather, to oversee the process by which decisions concerning such matters are made. The AT&T Wireless Group Capital Stock Committee shall have and may exercise such other powers, authority and responsibilities as may be determined from time to time by the Board of Directors.

                                  ARTICLE VII.

                             OFFICERS OF THE COMPANY

         Section 1. The officers of the company shall be elected by the Board of Directors, and may consist of a Chairman of the Board, one or more Vice Chairmen of the Board, a President, such number of Executive Vice Presidents and Senior Vice Presidents as the Board of Directors shall from time to time determine, a Secretary, a Treasurer and a Controller. The officers shall hold office until their successors have been elected.

         Section 2. The Board of Directors may appoint one or more Assistant Secretaries, one or more Assistant Treasurers, one or more Assistant Controllers, and such other officers and agents as the Board may consider necessary.

                                 ARTICLE VIII.

                      DUTIES OF THE CHAIRMAN OF THE BOARD,
                     PRESIDENT, VICE CHAIRMEN OF THE BOARD,
              EXECUTIVE VICE PRESIDENTS AND SENIOR VICE PRESIDENTS

         Section 1. The Chairman of the Board shall be the chief executive officer of the company and shall have such authority and perform such duties as usually appertain to the chief executive office in business corporations. He shall preside at the meetings of the Board of Directors and he, or such officer as he may designate from time to time, shall preside at meetings of the shareholders.

         Section 2. The President, Vice Chairmen of the Board, Executive Vice Presidents and Senior Vice Presidents shall perform such duties as the Board of Directors or Chairman of the Board may from time to time determine.

         Section 3. In case of absence or inability of the Chairman of the Board, the President shall possess all the authority of the Chairman of the Board.

                                  ARTICLE IX.

                DUTIES OF THE TREASURER AND ASSISTANT TREASURERS

         Section 1. The Treasurer shall receive all the funds of the company, and shall disburse them under the direction of the Board of Directors. All disbursement instruments shall be signed by such person or persons and in such manner as the Board may from time to time provide.

         Section 2. The Treasurer shall keep full and regular books, showing all his receipts and disbursements, which books shall be open at all times to the inspection of the Chairman of the

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Board or of any member of the Board of Directors; and he shall make such reports and perform such other duties as the Chairman of the Board or Board of Directors may require.

         Section 3. The Treasurer shall deposit all moneys received by him, in the corporate name of the company, with such depositories as shall be approved from time to time by the Board of Directors or by the Chairman of the Board, the President, a Vice Chairman of the Board or the Treasurer.

         Section 4. Assistant Treasurers shall have such of the authority and perform such of the duties of the Treasurer as may be provided in these By-Laws or assigned to them by the Board of Directors or the Chairman of the Board or by the Treasurer upon the approval of the Chairman of the Board, the President or a Vice Chairman of the Board. During the Treasurer's absence or inability, his authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Board of Directors, the Chairman of the Board, the President or a Vice Chairman of the Board may designate.

         Section 5. The Board of Directors may require the Treasurer and Assistant Treasurers to give such security for the faithful performance of their duties as the Board shall from time to time determine.

                                   ARTICLE X.

                DUTIES OF THE SECRETARY AND ASSISTANT SECRETARIES

         Section 1. The Secretary shall send notice to the shareholders of all annual and special meetings, and to the Directors of meetings of the Board where notice is required to be given; and he shall perform such other duties as may be required of him by the Chairman of the Board or Board of Directors, and such as usually appertain to the office of Secretary.

         Section 2. The Secretary or in his absence an Assistant Secretary shall keep an accurate record of the proceedings of the Board of Directors and of the Executive Committee, and of all meetings of shareholders, and shall have the custody of the seal of the company and affix it to all instruments requiring the seal.

         Section 3. Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in these By-Laws or assigned to them by the Board of Directors or the Chairman of the Board or by the Secretary upon the approval of the Chairman of the Board, the President or a Vice Chairman of the Board. During the Secretary's absence or inability, his authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board of Directors, the Chairman of the Board, the President or a Vice Chairman of the Board may designate.

                                  ARTICLE XI.

                            DUTIES OF THE CONTROLLER

         The Controller shall be the principal accounting officer of the company and shall perform such duties as may be required of him by the Chairman of the Board or Board of Directors.

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                                  ARTICLE XII.

                               TRANSFER OF SHARES

         Section 1. Shares shall be issued by the Treasurer in uncertificated form pursuant to the customary arrangements for issuing shares in such form. Shares shall be transferable only on the record of shareholders of the company by the holder thereof in person or by attorney, upon compliance with the customary procedures for transferring shares in uncertificated form or upon surrender of the outstanding certificate therefore.

         Section 2. In case of the loss of a certificate, a new certificate may be issued upon such terms as the Board of Directors may prescribe.

                                  ARTICLE XIII.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The company is authorized, by (i) a resolution of shareholders, (ii) a resolution of Directors, or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its Directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such Director or officer serves or served in such capacity with the company or at the request of the company in any capacity with any other enterprise.

                                  ARTICLE XIV.

                                      SEAL

         The common seal of the company shall be in the following form.

                                  ARTICLE XV.

                                   AMENDMENTS

         These By-Laws may be amended by the shareholders at any meeting; or by the Board of Directors at any meeting by a majority vote of the full Board, or at two successive meetings of the Board by a majority vote of a quorum present, provided that the third paragraph of Article II shall not be rescinded, amended or waived except at a shareholders meeting in accordance with applicable state law. The notice of a special meeting of the Board at which such action is to be taken shall set forth the substance of the proposed amendment.